SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 02/29/2004
FILE NUMBER 811-09913
SERIES NO.: 03


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  14,159
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                      67
              Class C Shares                       0


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 14.70
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 14.29
              Class C Shares                $ 13.84